Exhibit 10.3

[CONFIDENTIAL TREATMENT REQUESTED] /*/ INDICATES MATERIAL THAT HAS BEEN OMITTED AND FOR WHICH CONFIDENTIAL TREATMENT HAS BEEN REQUESTED. ALL SUCH OMITTED MATERIAL HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 PROMULGATED UNDER THE SECURITIES ACT OF 1933, AS AMENDED.

PATENT SUBLICENSE AGREEMENT,

This Agreement, by and between IMPRA, Inc., an Arizona corporation (hereinafter called LICENSOR), and Endomed, Inc., also an Arizona corporation (hereinafter called LICENSEE), effective as of Match 7, 2003,

WITNESSETH THAT:

WHEREAS, LICENSOR holds certain license rights under United States Patent No. 6,436,135, including the right to grant sublicenses; and

WHEREAS, LICENSEE desires to acquire a nonexclusive sublicense under said Patent;

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained. LICENSOR and LICENSEE agree as follows:

Section 1. Definitions.

1.1. “Sublicensed Patent” shall mean United States Patent No. 6,436,135 issued to David Goldfarb, MD. on August 20, 2002, and any reissues and/or any reexaminations thereof.

1.2. “Licensed Products” shall mean products (i) that LICENSEE makes, has made, uses, imports, sells, leases, or offers for sale, (ii) that are covered by a Valid Claim of the Sublicensed Patent, and (iii) that are within the Field of Use.

1.3. “End User(s)” shall mean the hospital or other entity or person that purchases a Licensed Product for intended use in a human patient.

1.4. “Distributor(s)” shall mean any entity or other person, other than an Affiliate of Licensee, which purchases finished Licensed Products from LICENSEE or an Affiliate of LICENSEE solely for the purpose of resale to an End User without any addition, modification or alteration to the Licensed Product or its packaging.

1.5. “OEM Customer(s)” shall mean (i) any entity or other person which purchases or otherwise obtains from LICENSEE or an Affiliate of LICENSEE a product or product component for the purpose of adding to, modifying, altering, or finishing such product or its packaging, or combining it with other products, prior to sale thereof by said OEM Customer, or (ii) any entity or other person which purchases or otherwise obtains from LICENSEE or an Affiliate of LICENSEE a product made to specifications that are particular to that entity or person.

1.6. “Field of Use” shall mean the field of endovascular products: i.e., medical products that are placed within the arteries or veins of the human body. The Field of Use expressly excludes any surgical prosthetic device intended in whole or in part to replace any portion of any artery, vein or other vessel or conduit within the human body, including but not limited to bypass grafts, dialysis grafts, aortic grafts or thoracic grafts.

1.7. “Net Annual Sales” shall mean the total of Net Annual Domestic Sales and Net Annual Foreign Sales as hereinafter defined.

1.7.1 Except as provided in section 1.7.3, “Net Annual Domestic Sales” shall mean the total of:

(i) the total gross invoiced price of all Licensed Products sold or otherwise transferred by LICENSEE or any Affiliate of LICENSEE to an End User in the United States during a specific calendar year, less (a) any discounts or rebates actually allowed and taken, (b) any separately stated taxes, freight, insurance, customs duties or other similar charges, and (c) any credits actually issued for rejected or returned products; and

(ii) in the case of all Licensed Products that are sold to a Distributor located in the United States or to any Distributor located outside the United States who resells Licensed Products to any End Users in the United States, the Distributor’s total gross invoiced price to its End User customers for such Licensed Products, less (a) any discounts or rebates actually allowed and taken, (b) any separately stated taxes, freight, insurance, customs duties or other similar charges, and (c) any credits actually issued for rejected or returned products.

1.7.1.2 If any Licensed Products are sold or otherwise transferred by LICENSEE, any Affiliate of Licensee or a Distributor to End Users as part of a kit or other assemblage of products, then in such cases “Net Annual Domestic Sales” shall be calculated on the basis of the total gross invoiced price to the End User for such kits or other product assemblage.

1.7.1.3 In the event that Licensed Products are transferred by LICENSEE, any Affiliate of LICENSEE, or a Distributor to an End User other than by an outright sale requiring full payment within thirty (30) days of shipment, and under circumstances other than those listed in section 1.7.3, said Licensed Products shall be deemed to have been “sold” at the transferor’s then-current list price for sale of such products to End Users.

1.7.1.4 “Net Annual Domestic Sales” shall exclude (a) the gross invoiced price of Licensed Products supplied by LICENSEE exclusively for use in clinical trials being conducted in the United States pursuant to an approved investigational device exemption (IDE) for the purpose of obtaining U.S. Food & Drug Administration approval for the sale of such Licensed Products for particular indications, and (b) any Licensed Products supplied free of charge solely to comply with LICENSEE’s warranty obligations.

1.7.1.5 In the event that any Licensed Products (or kits or other product assemblages including Licensed Products) (hereinafter “royalty-bearing products”) are sold or otherwise transferred as part of a group or “bundle” of products that includes products which are not royalty-bearing products, or pursuant to a discount arrangement or other price adjustment that includes products which are not royalty-bearing products, the “Net Annual Domestic Sales” of such royalty-bearing products shall be computed as follows. (i) The actual average discount (in percentage terms) for the royalty-bearing products sold or otherwise transferred as part of such an arrangement during the course of the royalty period at issue shall be determined. (ii) The actual average discount (in percentage terms) for the other, non-royalty-bearing sold or otherwise transferred as part of such an arrangement during the course of the royalty period at issue shall also be determined. (iii) If the average percentage discount for such royalty-bearing products (D 1) is greater than the average percentage discount for the non-royalty-bearing products (D2), the actual Net Annual Domestic Sales of the royalty-bearing products so sold or transferred shall be adjusted by multiplying that figure by the following fraction: [CONFIDENTIAL TREATMENT REQUESTED] /*/. The resulting figure shall be included in the Net Annual Domestic Sales reported by LICENSEE and shall form the royalty base for royalty payments due on such sales or transfers.

1.7.2 “Net Annual Foreign Sales”

1.7.2.1 Except as provided in section 1.7.2.3, “Net Annual Foreign Sales” shall mean

(i) the total gross invoiced price of all Licensed Products sold or otherwise transferred by LICENSEE or an Affiliate of LICENSEE to an End User located outside the United States, less (a) any discounts or rebates actually allowed and taken, (b) any separately stated taxes, freight, insurance, customs duties or other similar charges, and (c) any credits actually issued for rejected or returned products; and

(ii) in the case of Licensed Products sold or otherwise transferred by LICENSEE or an Affiliate of LICENSEE to a Distributor located outside the United States for resale to End Users located outside the United States, LICENSEE’s or its Affiliate’s total gross invoiced price to such Distributor, less (a) any discounts or rebates actually allowed and taken, (b) any separately stated taxes, freight, insurance, customs duties or other similar charges, and (c) any credits actually issued for rejected or returned products.

1.7.2.2 If any Licensed Products are sold or otherwise transferred by LICENSEE, or any Affiliate of Licensee to an End User or a Distributor located outside the United States as part of a kit or other assemblage of products, then in such cases “Net Annual Foreign Sales” shall be calculated on the basis of the total gross invoiced price to the End User for such lilts or other product assemblage.

1.7.2.3 In the event that Licensed Products are transferred by LICENSEE or any Affiliate of LICENSEE to an End User or a Distributor located outside the United States other than by an outright sale requiring fill payment within thirty (30) days of shipment, said Licensed Products shall be deemed to have been “sold” at the transferor’s then-current list price for sale of such products to End Users.

1.7.2.4 In the event that any Licensed Products (or kits or other product assemblages including Licensed Products) (hereinafter “royalty-bearing products”) are sold or otherwise transferred to End Users or Distributors outside the United States as part of a group or “bundle” of products that includes products which are not royalty-bearing products, or pursuant to a discount arrangement or other price adjustment that includes products which are not royalty bearing products, the “Net Annual Foreign Sales” of such royalty-bearing products shall be computed as follows. (i) The actual average discount (in percentage terns) for the royalty-bearing products sold or otherwise transferred as part of such an arrangement during the course of the royalty period at issue shall be determined. (ii) The actual average discount (in percentage terms) for the other, non-royalty-bearing sold or otherwise transferred as part of such an arrangement during the course of the royalty period at issue shall also be determined. (iii) If the average percentage discount for such royalty-bearing products (D1) is greater than the average percentage discount for the non-royalty-bearing products (D2), the actual Net Annual Foreign Sales of the royalty-bearing products so sold or transferred shall be adjusted by multiplying that figure by the following fraction: [CONFIDENTIAL TREATMENT REQUESTED] /*/. The resulting figure shall be included in the Net Annual Foreign Sales reported by LICENSEE and shall form the royalty base for royalty payments due on such sales or transfers.

1.8. “Affiliate” shall mean any person or entity that LICENSEE or any shareholder(s) of LICENSEE directly or indirectly controls, through one or more intermediaries or otherwise, or which is controlled by or is under common control with LICENSEE. As used herein, “control” means the possession, directly or indirectly, of the power to director cause the direction of the management or policies of the controlled entity, whether through ownership of capital stock, by contract, or otherwise. “Affiliate” shall also include, but not be limited to, the entities identified as “Insiders” in that certain Stock Purchase Agreement of even date herewith by and between Endomed, Inc. and C.R. Bard, Inc.

1.9. “Valid Claim” shall mean a claim of the Sublicensed Patent which, at the time a sale is made has not been held unenforceable or invalid or otherwise finally rejected by a decision of a court or other governmental agency of competent jurisdiction, which decision is no longer subject to a right of appeal or other judicial review, and which has not been disclaimed or admitted to be invalid by LICENSOR.

1.10. “United States” shall mean all fifty states and all foreign possessions or dependencies of the United States, including Puerto Rico, the U.S. Virgin Islands and Guam.

Section 2. Scope of License.

2.1. LICENSOR hereby grants to LICENSEE a personal, nonexclusive sublicense under the Sublicensed Patent to make, have made for its own account, use, and import Licensed Products, and to sell, lease, offer for sale and otherwise transfer Licensed Products as hereinafter provided. LICENSEE or an Affiliate of Licensee may sell or transfer Licensed Products directly to End Users. LICENSEE or, in the event that LICENSEE first sells or transfers Licensed Products to any Affiliate of LICENSEE, such Affiliate, may also sell or transfer Licensed Products to Distributors for resale to End Users; provided, however, that any such Distributor must resell the Licensed Products to End Users in unchanged form, and provided further, that there shall be [CONFIDENTIAL TREATMENT REQUESTED] /*/ distribution channel for Licensed Products ([CONFIDENTIAL TREATMENT REQUESTED] /*/) in any specific country in the world. This sublicense specifically excludes any right of LICENSEE (or any Affiliate or Distributor of LICENSEE) to sell or otherwise transfer Licensed Products to OEM Customers.

2.1.1 This Agreement and all rights granted hereunder are personal to LICENSEE except to the extent specifically hereinafter provided. LICENSEE shall have no right to further sublease its rights hereunder.

2.1.2 LICENSEE understands and agrees that, notwithstanding the License Agreement between LICENSEE and its Affiliate Transform Technologies, L.L.C. (“Transform”), neither Transform nor any successor-in-intent or assignee or transferee of Transform has or will hereafter acquire any rights with respect to the Sublicensed Patent or any rights or licenses under this Agreement.

2.2. This Agreement shall not be construed to grant LICENSEE any license or other rights except as specifically contained herein, and is strictly limited to the defined Field of Use. No license or other right is granted herein to either party, directly or by implication, estoppel or otherwise, with respect to any trade secrets or know-how of the other, and no such license or other right shall arise from the execution or performance of this Agreement or from any acts, statements or dealings loading to such execution or performance. Except as specifically stated herein, neither party is required to furnish o r disclose to the other any technical or other information. Neither party shall use or refer to the name, logo or trademarks of the other in any form of advertising or promotion, written or oral.

Section 3. Royalty Obligations.

3.1. Except as hereinafter provided, LICENSEE shall pay to LICENSOR a royalty on the Net Annual Sales of all Licensed Products during each calendar year in accordance with the following royalty rate schedule:

[*] $[*] /*/million of Net Annual Sales	[*] /*/%
[*] $[*] /*/million (to $[*] million)	[*] /*/%
[*] $[*] /*/million (to $[*] million)	[*] /*/%
[*] $[*] /*/million (to $[*] million)	[*] /*/%
[*] $[*] /*/million (to $[*] million)	[*] /*/%
[*] $[*] /*/million (to $[*] million)	[*] /*/%
[*] sales over $[*] /*/million	[*] /*/%

[*] [CONFIDENTIAL TREATMENT REQUESTED]

The above schedule shall start anew on January 1 of each calendar year.

3.1.1 Minimum Royalties on Sales to Distributors Located Outside the U.S. for Resale to End Users outside the U.S. Notwithstanding the foregoing, if the per-unit royalty calculated on any sale of Licensed Products by LICENSEE or an Affiliate of LICENSEE to a Distributor pursuant to Sections 1.7.2.1(ii), 1.7.2.2 and/or 1.7.2.4 is less than the minimum royalty applicable to such sale as set forth below, then LICENSEE shall pay to LICENSOR such minimum royalty in lieu of the calculated royalty:

Minimum Royalties on Foreign Distributor Sales:

[CONFIDENTIAL TREATMENT REQUESTED] /*/ Products	$[CONFIDENTIAL TREATMENT REQUESTED] /*/ per unit
[CONFIDENTIAL TREATMENT REQUESTED] /*/ Products	$[CONFIDENTIAL TREATMENT REQUESTED] /*/ per unit
[CONFIDENTIAL TREATMENT REQUESTED] /*/ Products	$[CONFIDENTIAL TREATMENT REQUESTED] /*/ per unit
[CONFIDENTIAL TREATMENT REQUESTED] /*/ Products (for [CONFIDENTIAL TREATMENT REQUESTED] /*/ uses)	$[CONFIDENTIAL TREATMENT REQUESTED] /*/ per unit
[CONFIDENTIAL TREATMENT REQUESTED] /*/ Products	$[CONFIDENTIAL TREATMENT REQUESTED] /*/ per unit
[CONFIDENTIAL TREATMENT REQUESTED] /*/ Products	$[CONFIDENTIAL TREATMENT REQUESTED] /*/ per tout

If an adjustment is hereafter made to the royalty schedule pursuant to Section 3.4 hereof, the minimum royalties set forth in this Section 3.1.1 shall be proportionately adjusted to the extent that the adjusted royalty rate is less than [CONFIDENTIAL TREATMENT REQUESTED] /*/%. In the event that LICENSEE sells or develops a Licensed Product that does not fall within any of the above categories (a “Nora-Listed Licensed Product”), LICENSOR and LICENSEE shall negotiate in good faith an appropriate minimum royalty for sales of such Non-Listed Licensed Product that are subject to Section 1.7.2.1(ii), 1.7.2.2 and/or 1.7.2.4. Such minimum royalty shall in no event be less than the greater of (1) [CONFIDENTIAL TREATMENT REQUESTED] /*/% of the Net Annual Foreign Sales for such Non-Listed Licensed Product, or (2) [CONFIDENTIAL TREATMENT REQUESTED] /*/% of the applicable Distributor’s average End User selling price for such Non-Listed Licensed Product (subject to any adjustment made pursuant to Section 3.4, if applicable).

3.2. LICENSEE’s obligation to pay royalties with respect to the products currently being sold by LICENSEE shall be retroactive to the issuance of the Sublicensed Patent, notwithstanding the later execution of this Agreement.

3.3. Royalty payments shall be due and payable no later than [CONFIDENTIAL TREATMENT REQUESTED] /*/ ([CONFIDENTIAL TREATMENT REQUESTED] /*/) days following the end of each calendar quarter with respect to sales made (or deemed to have been made pursuant to Sections 1.7.2 or 4.1 hereof) during said calendar quarter and any prior sales on which a royalty due hereunder has not been paid. Except as provided in Section 1.7.2, sales to an End User shall be deemed to have been made on the date of shipment.

3.4. LICENSEE shall have, at its option, the right to replace the royalty schedule set forth in Section 3.1 hereof or the method of calculating the royalty base (defined in this Agreement as “Net Annual Sales”) with any more favorable sublicense royalty rate or royalty base calculation method hereafter granted in the same Field of Use by LICENSOR or any assignee or successor of LICENSOR for sales to End Users, except that (i) such right shall not extend to any royalty rate or royalty base calculation method contained in any sublicense granted to any affiliate of LICENSOR or to [CONFIDENTIAL TREATMENT REQUESTED] /*/ or in any sublicense granted as part of a bona fide cross-licensing arrangement or in settlement of a claim, and (ii) to the extent that LICENSOR or its assignee or successor grants a more favorable sublicense royalty rate or royalty base calculation method that is limited to some portion of the Field of Use, LICENSEE shall be entitled to such more favorable rate or method only with respect to products sold in said limited portion of the Field of Use. Any cross-licensing arrangement shall be deemed to be bona fide unless LICENSOR’s purpose in entering such cross-license was to avoid its obligations under this subparagraph. LICENSEE shall have the burden of establishing that a cross-licensing arrangement was not bona fide.

3.4.1 In the event that LICENSOR grants any sublicense to another entity or person that includes all or any portion of the Field of Use, LICENSOR shall provide its outside auditors with a copy of said sublicense and this Agreement, and shall request said auditors to determine whether, as a result of said sublicense, LICENSEE is entitled to a more favorable sublicense rate or more favorable royalty base calculation method pursuant to the provisions of Section 3.4 above. Upon completion of their review, the auditors will provide LICENSEE with a letter notifying LICENSEE that a sublicense has been entered (but not disclosing the name of the sublicensee thereunder or the terms of said sublicense) and stating whether or not LICENSEE is entitled to an adjustment of its sublicense rate or to the method of calculating its royalty base and, if so, the amount of that adjustment. The comparison between the third party sublicense and this Agreement shall be made on the basis of the royalty obligations viewed as a whole.

3.5. LICENSEE shall be liable for interest on any overdue royalty payments, commencing on the date any such payment becomes due, at an annual rate which is the greater of ten percent (10%) or one percentage point higher than the prime interest rate as quoted by the head office of Citibank, New York, New York, at the close of banking on such date, or on the fast business day thereafter if such date falls on a non-business day. If such interest rate exceeds the maximum legal rate in the jurisdiction where a claim therefor is being asserted, the interest rate shall be reduced to such maximum legal rate, to the extent that such interest rates are subject to the laws of such jurisdiction.

3.6. In the event an audit under the provisions of Section 4 hereof identifies an underpayment of royalties by LICENSEE, LICENSEE shall pay an amount equal to such underpayment within [CONFIDENTIAL TREATMENT REQUESTED] /*/ days of LICENSOR’s written request together with the interest due on such amount pursuant to the provisions of Section 3.5 above.

Section 4. Royalty Accruals, Payment, Reports and Records.

4.1. Royalties shall accrue when a Licensed Product is first sold or otherwise transferred to an End User. However, if a Distributor shall not have sold or otherwise transferred any Licensed Products to an End User within [CONFIDENTIAL TREATMENT REQUESTED] /*/ ([CONFIDENTIAL TREATMENT REQUESTED] /*/) days of shipment by LICENSEE or any Affiliate of LICENSEE to the Distributor, such Licensed Products shall be deemed to have been sold by such Distributor on the [CONFIDENTIAL TREATMENT REQUESTED] /*/ ([CONFIDENTIAL TREATMENT REQUESTED] /*/) day at a price equivalent to the Distributor’s average selling price to End Users during the prior calendar quarter, or, if such price cannot be determined, at LICENSEE’s actual average or recommended selling price to End Users.

4.2. LICENSEE shall make all royalties and other payments due hereunder in United States dollars. All royalties for an accounting period computed in other currencies shall be converted into United States dollars at the exchange rate for bank transfers from such currency to United States dollars as quoted by the head office of Citibank, New York, New York, at the close of banking on the last day of such accounting period (or the first business day thereafter if such last day shall be a non-business day).

4.3. The accounting period for royalty payments shall be each calendar quarter within a calendar year Within [CONFIDENTIAL TREATMENT REQUESTED] /*/ ([CONFIDENTIAL TREATMENT REQUESTED] /*/) days after the end of each such quarter LICENSEE shall furnish to LICENSOR a written report containing the information specified in Section 4.4 and shall pay to LICENSOR all unpaid royalties accrued hereunder through the end of each such quarter.

4.4. LICENSOR’s written report shall be certified by an officer of LICENSEE and shall contain the following information.

4.4.1 The report shall (i) identify by verbal description and product code number of each Licensed Product upon which royalty has accrued, and with respect to each such Licensed Product, (ii) shall set forth separately the gross and net quantities, by units and invoiced amount, sold or otherwise transferred by each of LICENSEE, any Affiliate of LICENSEE and any Distributor(s) dining the accounting period, and (iii) shall set forth the manner in which the royalties due with respect thereto has been calculated, identifying any situations to which the royalty provisions of Section 3.1.1 are applicable, and

4.4.2 The report shall also provide an explanation or other reconciliation of the gross and pet data for units transferred and invoiced amounts.

4.4.3 In the event no royalties are due, LICENSEE’s report shall so state and explain why.

4.5. Payment shall be made by electronic funds transfer on or before, the date that payment is due. All payments shall be made in U.S. dollars, with payments of royalties based on sales made in other currencies to be calculated, as of the end of the calendar quarter for which royalties are being calculated, based on the applicable average exchange rate quoted by the Wall Street Journal for the last business day of the calendar quarter for which such royalty payments are being calculated.

4.6. If LICENSEE shall contend that any endovascular product that LICENSEE makes, has made or imports and that is comprised in whole or in part of ePTFE should not be considered a Licensed Product for purposes of this Agreement, LICENSEE shall promptly so notify LICENSOR and shall provide LICENSOR with a detailed statement of reasons explaining LICENSEE’s position. Such notification shall be accompanied by full and complete copies of any technical reports or other technical data on which LICENSEE is relying. Thereafter, within [CONFIDENTIAL TREATMENT REQUESTED] /*/ ([CONFIDENTIAL TREATMENT REQUESTED] /*/) days of a written request by LICENSOR, LICENSEE shall (i) provide to LICENSOR or its designee a copy of any materials (including, but not limited to manufacturing specifications, manufacturing drawings, manufacturing process, information, brochures and service, use and other technical manuals) relevant to determining whether any such product identified by LICENSOR is subject to this Agreement; and (ii) deliver to LICENSOR or its designee a reasonable number of representative examples of the product at issue.

4.6.1 Information and materials provided to LICENSOR pursuant to this Section 4.6 shall be deemed to be confidential, and their dissemination may, at LICENSEE’s request, be limited to designated persons, provided that under no circumstances shall LICENSOR be prevented from obtaining outside technical or legal assistance to determine whether the product at issue is subject to this Agreement.

4.7. LICENSEE shall prepare and retain records in sufficient detail to permit the determination of products subject to this Agreement, the royalties due LICENSOR, and the accuracy of the information on LICENSEE’s written reports. Such records shall include, but not be limited to, detailed sales records supporting the information provided under Section 4.4. To the extent such records are prepared in the ordinary course of LICENSEE’s business, they shall be prepared in accordance with generally accepted accounting principles. Any records of a financial nature shall be retained for a minimum period of [CONFIDENTIAL TREATMENT REQUESTED] /*/ ([CONFIDENTIAL TREATMENT REQUESTED] /*/) years following the reporting period to which they pertain.

Section 5. Audit Rights.

5.1. Upon LICENSOR’s written request for an audit on at least [CONFIDENTIAL TREATMENT REQUESTED] /*/ ([CONFIDENTIAL TREATMENT REQUESTED] /*/) business days’ notice prior to the date on which such audit would commence, LICENSEE will permit LICENSOR’s outside auditors, working with such outside legal and technical support personnel as said auditors deem necessary, to examine, during ordinary business hours, any documents or other information reasonably necessary to enable such auditors to determine whether LICENSEE has complied with its royalty obligations hereunder. LICENSOR shall not be entitled to invoke its audit rights more than once each calendar year, provided that any previous audit was satisfactory.

5.1.1 LICENSEE agrees to provide full cooperation in such audit.

5.1.2 LICENSOR shall pay the cost of such audit. However, in the event that the audit reveals underpayment by five percent (5%) or more of the royalties which should have been paid for any of the accounting periods being audited, then LICENSEE shall pay for the reasonable cost of such audit. LICENSEE shall have the burden of establishing that the actual cost assigned by the auditor was unreasonable.

5.1.3 LICENSOR and its auditors shall treat as confidential to LICENSEE any information which LICENSOR or its auditors obtain from LICENSEE in connection with sections 4.4, 4.6 and 5.1 hereof. However:

5.1.3.1 LICENSOR’s outside auditors shall have the right to discuss such information which pertains to a customer or supplier of LICENSEE with such customer or supplier, and

5.1.3.2 LICENSOR shall have the right to use such information in a court of law, in or in other similar proceedings to establish its rights to royalties due.

Section 6. Restrictions on Sublicensing, Transfer and Assignment.

6.1. LICENSEE shall have not have the right to grant any further sublicense hereunder.

6.2. This Agreement is personal to LICENSEE, and shall not be transferred or assigned except in connection with (i) the sale of all of the stock of LICENSEE or (ii) the sale of all or substantially all of the assets of LICENSEE. LICENSOR shall be given at least [CONFIDENTIAL TREATMENT REQUESTED] /*/ ([CONFIDENTIAL TREATMENT REQUESTED] /*/) days’ written notice of any such proposed or contemplated transfer or assignment In the event of a permitted transfer or assignment, the royalty schedule set forth in section 3.1 hereof shall be of no further force or effect and the royalty thereafter payable hereunder shall be a flat [CONFIDENTIAL TREATMENT REQUESTED] /*/ % on Net Annual Sales, subject only to the [CONFIDENTIAL TREATMENT REQUESTED] /*/ set forth in Section [CONFIDENTIAL TREATMENT REQUESTED] /*/ hereof.

6.2.1 Except as hereinafter provided, this Section 6.2 permits only a one-time transfer or assignment of this Agreement by LICENSEE and only under the aforesaid conditions. Thereafter, the transferee or assignee shall have no further right to transfer or assign this Agreement, or any interest herein, without the prior express written consent of LICENSOR. For purposes of the preceding sentence, any sale or transfer by such transferee or assignee of more than 30% of its stock or capital interest to any person or entity, or to any affiliated group of persons or entities, shall be deemed a transfer requiring the prior consent of LICENSOR. Notwithstanding the first two sentences of this Section 6.2.1., this Agreement may be further transferred or assigned to a single surviving successor LICENSEE (a “Permitted Successor”); provided, however, that upon the occurrence of the first such further transfer or assignment, the

Field of Use within which any such Permitted Successor may exercise its rights hereunder shall, without further action by or notification from LICENSOR, be thenceforth be limited to endovascular products that are solely for abdominal and/or thoracic indications and that have an internal diameter of more than 12 millimeters.

6.2.2 Any transferee or assignee shall, following a transfer or assignment, be deemed to be the LICENSEE, and shall have the same obligations as LICENSEE had prior thereto, and its rights shall be subject to all limitations set forth herein. Any affiliate of such transferee or assignee shall be deemed an Affiliate of Licensee for purposes of this Agreement.

Section 7. Limited Warranty; Enforcement of Patent.

7.1. LICENSOR represents and warrants that it has the full right and power to grant the sublicense described in Section 2. Except for the foregoing, LICENSOR makes no other representations or warranties, express or implied, including without limitation any representation or warranty with respect to the scope, validity or enforceability of any patent rights licensed hereunder, or any representation or warranty that anything made, sold or otherwise disposed of under the sublicense granted by this Agreement is or will be free from infringement of patent or other rights of third parties. LICENSOR does not assume any liability in respect of any infringement of patents or other rights of third parties due to LICENSEE’s operation under the sublicense herein granted.

7.2. In the event that LICENSEE is sued by a third party for alleged infringement of a third party patent, LICENSEE shall defend such action at its sole cost and expense and shall be solely responsible for paying such damages or other amounts as may be awarded.

7.3. LICENSEE agrees to bring promptly to the attention of LICENSOR any conduct by a third party that LICENSEE believes may constitute infringement of the Sublicensed Patent by such third party. However, LICENSOR shall not have any obligation hereunder to institute any action or suit against third parties for infringement of the Sublicensed Patent or to defend any action or suit brought by a third party which challenges or concerns the validity of the Sublicensed Patent. LICENSOR’s election not to institute or defend such action shall not be deemed to constitute any admission with respect to the scope of the Sublicensed Patent or otherwise, and shall not create any right that is enforceable by LICENSEE.

7.4. In the event that LICENSOR shall institute an action for infringement against any third party with respect to the Sublicensed Patent or shall defend an action for declaratory judgment with respect thereto, LICENSEE shall fully cooperate with LICENSOR and provide such assistance as may be reasonably requested.

7.5. LICENSEE shall not have any right to institute any action or suit against third parties for infringement of the Sublicensed Patent.

7.6. LICENSEE acknowledges the validity and enforceability of the Sublicensed Patent.

Section 8. Limitation of Liability.

8.1. Under no circumstances shall either party be entitled to recover from the other any incidental, consequential, indirect, special, exemplary or punitive damages in connection with any action arising out of or relating to this Agreement, whether based on contract, tort or any other theory of action, even if such patty has been informed or should have known of the possibility of such damages.

Section 9. Term and Termination.

9.1. Unless sooner terminated as hereinafter provided, and subject to the provisions of Section 9.8 below, this Sublicense Agreement shall have a term co-extensive with the term of the Sublicensed Patent.

9.2. LICENSOR may terminate this went for cause if (i) LICENSEE shall fail at any time to make any report, pay any royalties that are due and payable hereunder, permit or cooperate with a requested audit, or otherwise fail to comply with its obligations hereunder, unless such failure is cured (and any applicable interest is paid) within sixty (60) days after written notice from LICENSOR to LICENSEE specifying the nature of such failure or (ii) LICENSEE or any of its Affiliates shall at any time and in any way, formally or informally, directly or indirectly through their attorneys or otherwise, initiate or voluntarily participate in or provide any assistance in connection with legal or administrative proceedings by any person or entity challenging the validity or enforceability of the Sublicensed Patent, or (iii) if LICENSEE fails to respect the limitations on its rights set forth in Section 2 hereof.

9.2.1 Any such termination shall be effected by LICENSOR’s giving written notice to LICENSEE, and shall be effective on the fifteenth day after the termination notice is given. The fifteen (15) day delay in the effectiveness of termination shall not extend the cure period.

9.2.2 LICENSEE shall not be deemed responsible for decisions by individual physicians to use a Licensed Product outside the Field of Use, provided that LICENSEE has designed, intended and promoted such Licensed Product solely for use within such Field of Use, and provided further that LICENSEE has not, after learning of such use, knowingly supplied or continued to supply Licensed Product to any such physician or other End User with which such physician is associated.

9.3. LICENSEE may terminate the license granted herein in the event that all claims of the Sublicensed Patent are finally determined, after entry of a final judgment which is no longer subject to appeal or judicial review, to be invalid or unenforceable. Such termination shall be effective on the date that written notice of such termination is mailed. LICENSEE shall not, however, be entitled to any refund of any royalties paid prior to the date of such notice, nor shall LICENSEE be entitled to withhold payment of royalties pending the outcome of any proceedings relating to the validity or enforceability of the Sublicensed Patent. Any such withholding shall constitute a for-cause basis for termination of this Agreement.

9.4. In the event that more than thirty percent (30%) of LICENSEE’s securities representing the right to vote for the election of directors are now, or hereafter become, owned or controlled, directly or indirectly, by any persons or entities other than the present shareholders of LICENSEE, LICENSEE shall promptly give written notice to LICENSOR of such acquisition. Unless the acquisition is permitted by section 6.2 hereof, LICENSOR may terminate the license by giving written notice to be effective fifteen (15) days after the date thereof. For purposes of this Section 9.4, transfers of securities originally issued to C.R. Bard, Inc. or its affiliates in connection with the stock purchase being undertaken by Bard simultaneously with the execution of this Agreement shall not be taken into account unless such stock is then owned by LICENSEE, any Affiliates of LICENSEE, or any of the present shareholders of LICENSEE.

9.5. No termination pursuant to this Section 9 shall relieve LICENSEE of any obligation or liability accrued hereunder prior to such termination, or rescind or give rise to any right to rescind anything done by LICENSEE or any payments made or other consideration given to LICENSOR hereunder prior to the time such termination becomes effective, and such termination shall not affect in any manner any rights of LICENSOR arising under this Agreement prior to such termination.

9.6. No failure or delay by either party in exercising its right of termination hereunder shall be construed to prejudice its right of termination for any continuing default or for any other or subsequent default. In the event of the termination of this Agreement for any reason whatsoever LICENSEE shall forthwith cease to exploit all of its sublicense rights hereunder and shall not thereafter exploit any such rights in any manner whatsoever, except that if on termination LICENSEE has any stock of Licensed Products, it will have a period of six (6) months to sell such Licensed Products to End Users, provided that this is done in the normal course of business and on normal commercial terms, and any such sale shall be subject to all the tam and conditions of this Agreement as though it were in full force and effect, including payment of royalties hereunder. In the event that, following termination, LICENSEE sells any Licensed Products to any person or entity other than an End User, royalties shall due on such sales as if such sales had been made at LICENSEE’s average U.S. selling price to hospital customers during the year immediately prior to termination.

9.7. No termination of this Agreement shall release LICENSEE from its obligation to report and to pay to LICENSOR any royalties or other consideration which shall have accrued up to the time such termination becomes effective, nor shall such termination release either party hereto from any other liability which at said time had already accrued to the other party, nor rescind anything done or any payment or other consideration made or given to either party, nor effect in any way the survival of any right, duty or obligation which is expressly stated elsewhere in this agreement to survive termination.

9.8. The provisions of Sections 3.5, 3.6, 4.1 through 4.7, 5, 7.2, 7.6, 8, 9.7, 10, 11 and 12 shall survive termination of this Agreement in addition to those provisions that survive by their terms.

Section 10. Confidentiality.

10.1. Except as maybe required bylaw, legal processor a regulatory authority, neither party shall disclose to any third party any of the terms or conditions of this Agreement without the prior written consent of the other, provided, however, that LICENSOR or LICENSEE may represent to others that the parties have executed a sublicense agreement with respect to the Sublicensed Patent, and that either party may disclose the content of the Agreement to its outside legal counsel or its outside auditors provided that it does so in confidence. Either party may also disclose the Agreement to a bank in connection with bank financing, provided that the bank first agrees in writing to maintain the confidentiality of the Agreement.

Section 11. Dispute Resolution.

11.1. The parties agree to use their best efforts to handle all disputes, claims or controversies arising under, out of, or in connection with this Agreement in good faith and in an expeditious and cost-effective manner. The parties shall first attempt to resolve any dispute amicably between themselves by arranging an in-person meeting between executives with decision-making authority within 45 days of a request by either party for such a meeting.

11.2. If the parties fail to resolve such dispute, then either party may take such other action as such party deems appropriate in its sole discretion, except that the party alleged to have breached its obligations hereunder shall not file suit for declaratory judgment for a period of at least sixty (60) days following the conclusion of the parties’ discussions.

Section 12. Miscellaneous Provisions.

12.1. This Agreement shall be construed, and the legal relations between the parties hereto shall be determined, in accordance with the law of the State of Arizona, except to the except that performance of this Agreement involves issues of patent law, in which case such issues shall be resolved in accordance with the patent law of the United States.

12.2. Any notice or other communication required or permitted to be made or given to either party hereto pursuant to this Agreement shall be sent to such party both by facsimile and by overnight delivery by Federal Express or other recognized courier service addressed to the address set forth below, or to such other address as it may hereafter designate by written notice given to the other party. Payments shall be deemed to be made on the date of electronic funds transfer. Notices or other communications shall be deemed to have been given or provided on the date of sending. The addresses are as follows:

12.2.1 For electronic funds transfers to LICENSOR:

Wells Fargo Bank

64 East Broadway

Tempe, AZ 85281

Account name: [CONFIDENTIAL TREATMENT REQUESTED] /*/

Account: [CONFIDENTIAL TREATMENT REQUESTED] /*/

Routing #[CONFIDENTIAL TREATMENT REQUESTED] /*/

Swift #[CONFIDENTIAL TREATMENT REQUESTED] /*/

12.2.2 For overnight delivery to LICENSOR

President

IMPRA, Inc.

1625 West 3 Street

Tempe, AZ 85280-1740

with a copy to

General Counsel

C.R Bard, Inc.

731 Central Avenue

Murray Hill, NJ 07974

12.2.3 For facsimile transmission to LICENSOR:

(480) 966-7062

Attention: President, IMPRA, Inc.

with a copy to

(908) 277-8025

Attention: General Counsel, C.R. Bard, Inc.

12.2.4 For overnight delivery to LICENSEE:

William M. Colone, President

Endomed, Inc.

10220 South 51st Street, #1

Phoenix, AZ 85044

with a copy to:

Michael A. Sitzman, Esq.

Gibson, Dunn & Crutcher

1 Montgomery Street

San Francisco, CA 94101

12.2.5 For facsimile transmission to LICENSEE:

(480) 753-1271

Attention: William Colone

with a copy to:

(415) 986-5309

Attention: Michael A. Sitzman, Esq.

12.3. Nothing contained in this Agreement shall be construed as conferring on either party any license or other right to copy or imitate the exterior design or packaging of the products of the other party.

12.4. The parties hereto are independent contractors, and nothing herein shall be construed as establishing any agency, partnership, joint venture or employment relationship between the parties.

12.5. Nothing contained in this Agreement shall be construed as conferring any right to use in advertising, publicity, or other promotional activities any name, trade name, trademark or other designation of either party hereto (including any contraction, abbreviation or simulation of any of the foregoing). Each party hereto agrees not to use or refer to this Agreement or any provision thereof in any promotional activity associated with apparatus licensed hereunder, without the express written approval of the other party.

12.6. Nothing contained in this Agreement shall be construed as limiting the rights which the parties have outside the scope of the sublicense granted hereunder.

12.7. Neither party nor any of its subsidiaries or affiliates shall be required hereunder to file any patent application, or to secure any patent or patent rights, or to maintain any patent in force, or to provide copies of patent applications to the other party or its subsidiaries or affiliates, or to disclose any inventions described or claimed in such patent applications.

12.8. This Agreement will not be binding upon the parties until it has been signed by or on behalf of each party, in which event it shall be effective as of the date of this Agreement first above written. No amendment or modification hereof shall be valid or binding upon the patties unless made in writing and signed by the party sought to be charged.

12.9. This Agreement embodies the entire understanding of the parties with respect to subject matter of this Agreement and/or the Sublicensed Patent, and merges all prior discussion between them, and neither of the parties shall be bound by any conditions, definitions, understandings or representations with respect to the subject matter hereof other than as provided herein.

12.10. No act or omission by either party hereto shall be deemed to be a waiver of any right hereunder unless such act or omission represents an express, intentional and unambiguous surrender of such right, and no such waiver on any one or more occasions shall be deemed to constitute a waiver with respect to any other similar occasions.

12.11. If any provision of this Agreement is found by competent authority to be invalid, illegal or unenforceable in any respect for any reason, there shall be substituted in lieu of each vision a valid, legal and enforceable provision which shall be as similar as possible in its and business objectives to those explicit or implicit in the original. If the intent of the parties cannot be preserved, this Agreement shall be either renegotiated or terminated.

12.12. The heading of the several Sections are inserted for convenience of reference only are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

IN WITNESS WHEREOF, the parties, by their officers duly authorized thereunto, have executed this Agreement as of the date first above written.

IMPRA, Inc., an Arizona Corporation (“LICENSOR”)

Witness	/S/ [ILLEGIBLE]	By	/s/ Timothy M. Ring
Name: Timothy M. Ring
Title: Vice President

Endomed, Inc., an Arizona Corporation (“LICENSEE”)

Witness	/S/ [ILLEGIBLE]	By	/s/ Edward B. Diethrich

		Title	Secretary